SINGULAR GENOMICS SYSTEMS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A COMMON STOCK EQUIVALENT CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE
DELAWARE GENERAL CORPORATION LAW

Singular Genomics Systems, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Company (the “Board of Directors”) on January 19, 2022:

RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors hereby authorizes a series of preferred stock, par value $0.0001 per share, of the Company, classified as “Series A Common Stock Equivalent Convertible Preferred Stock” consisting of such number of shares as may be determined by the authorized officer to allow for the exchange of shares of the Company’s common stock by the Deerfield Private Design Fund IV, L.P., and with such voting powers and preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as set forth below:

SERIES A COMMON STOCK EQUIVALENT CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person, as such terms are used in and construed under Rule 144 under the Securities Act. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Cap” shall have the meaning set forth in Section 6(b).

“Board of Directors” shall have the meaning set forth in the preamble.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“By-Laws” means the Amended and Restated By-Laws of the Company, as may be amended from time to time.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series A Common Stock Equivalent Convertible Preferred Stock, as may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Common Stock” means (i) the Company’s common stock, par value $0.0001 per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Company or its subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning set forth in the preamble.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Rate” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Common Equivalent Preferred Stock in accordance with the terms hereof.

“DGCL” shall have the meaning set forth in the preamble.

“DTC” shall have the meaning set forth in Section 6(c)(i).

“DWAC” shall have the meaning set forth in Section 6(c)(i).

“Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or, in each case, any successor thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means each holder of any outstanding shares of Series A Common Equivalent Preferred Stock. Such holders are referred to herein collectively as the “Holders.”

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual, sole proprietorship, partnership (general or limited), limited liability company, joint venture, company, trust (statutory or common law), unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental or regulatory agency.

“Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share, whether designated or undesignated and, if designated, of any class or series, as authorized under the Certificate of Incorporation.

“Principal Market” means, with respect to the Common Stock, the principal Eligible Market on which the Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.

“Requisite Holders” means the holders of a majority of the shares of Series A Common Equivalent Preferred Stock.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series A Common Equivalent Liquidation Amount” means, with respect to each share of Series A Common Equivalent Preferred Stock, an amount equal to $0.0001.

“Series A Common Equivalent Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series A Common Equivalent Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date (which, as of the date hereof, is two (2) Trading Days).

“Trading Day” means a day on which the Common Stock is traded for any period on the Principal Market.

“Transfer Agent” shall have the meaning set forth in Section 6(c).

Section 2. Designation, Amount and Par Value; Assignment.

a.
The series of preferred stock designated by this Certificate of Designation shall be designated as the Company’s Series A Common Stock Equivalent Convertible Preferred Stock (the “Series A Common Equivalent Preferred Stock”), and the number of shares so designated shall be 7,000 (which shall not be subject to increase (whether by amendment, merger, consolidation or otherwise) without the written consent of the Requisite Holders and shall be designated from a portion of the 10,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. Each share of Series A Common Equivalent Preferred Stock shall have a par value of $0.0001 per share.
b.
The Company shall register, or cause its Transfer Agent to register, shares of the Series A Common Equivalent Preferred Stock upon records to be maintained by the Company or its Transfer Agent for that purpose (the “Series A Common Equivalent Preferred Stock Register”), in the name of the Holders thereof from time to time. The Company may deem and treat the registered Holder of shares of Series A Common Equivalent Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall register, or cause its Transfer Agent to register, the transfer of any shares of Series A Common Equivalent Preferred Stock in the Series A Common Equivalent Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Company at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Common Equivalent Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days.

Section 3. Dividends.

a.
Each Holder shall participate equally and ratably with the holders of shares of Common Stock in all cash dividends paid on the shares of Common Stock based on the aggregate number of shares of Common Stock into which its shares of Series A Common Equivalent Preferred Stock are convertible based on the then-effective Conversion Rate (without giving effect to the Beneficial Ownership Cap) as of the record date fixed for determining those entitled to receive such dividend
b.
In the event the Company shall declare a distribution on the Common Stock payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons or other assets (excluding cash dividends, which Holders shall receive in accordance with Section 3(a)), including options or rights to purchase any such securities or evidences of indebtedness or securities convertible into any of the foregoing, then, in each such case each Holder shall be entitled to a proportionate share of any such distribution as though such Holder was the holder of the aggregate number of shares of Common Stock into which its shares of Series A Common Equivalent Preferred Stock are convertible based on the then-effective Conversion Rate (without giving effect to the Beneficial Ownership Cap) as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution. Notwithstanding anything herein to the contrary, (i) any distribution on the Common Stock in the form of Common Stock or any Common Stock Equivalents shall be subject to the terms of Section 7(a) and not this Section 3(b), and (ii) the conversion, exchange or exercise of any Common Stock Equivalent distributed in respect of shares of Series A Common Equivalent Preferred Stock into or for Common Stock shall be subject to the provisions of Section 6(b) hereof, as if incorporated directly in such Common Stock Equivalent, mutatis mutandis.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Common Equivalent Preferred Stock shall have no voting rights. However, as long as any shares of Series A Common Equivalent Preferred Stock are outstanding, without the affirmative vote or written consent of the Requisite Holders, the Company shall not, directly or indirectly, whether by or through any subsidiary and whether by merger, consolidation or otherwise, (a) alter or change, directly or indirectly, the powers, preferences or rights of the Series A Common Equivalent Preferred Stock so as to affect them adversely or otherwise alter or amend this Certificate of Designation, or (b) amend, modify or repeal any provision of the Certificate of Incorporation or the By-Laws in a manner that would adversely affect or otherwise impair the rights of the Holders pursuant to this Certificate of Designation relative to the holders of shares of Common Stock. Notwithstanding any provision of the Certificate of Incorporation or the By-Laws to the contrary, any vote of the holders of Series A Common Equivalent Preferred Stock required under the terms of the DGCL, this Certificate of Designation or otherwise may be taken by written consent or electronic transmission.

Section 5. Rank; Liquidation.

a.
Rank. The Series A Common Equivalent Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Common Equivalent Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Company created specifically ranking by its terms on parity with the Series A Common Equivalent Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Series A Common Equivalent Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.
b.
Liquidation, Dissolution, or Winding Up. Subject to any superior liquidation rights of the holders of any Senior Securities of the Company and the rights of the Company’s existing and future creditors, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the greater of (i) the sum of the Series A Common Equivalent Liquidation Amount for each share of

Series A Common Equivalent Preferred Stock held by such Holder and an amount equal to any dividends declared but unpaid thereon and (ii) the amount the Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Company, converted such shares of Series A Common Equivalent Preferred Stock into Common Stock (based on the then effective Conversion Rate and without giving effect to the Beneficial Ownership Cap). Holders of Series A Common Equivalent Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

Section 6. Conversion.

a.
Conversions at Option of Holder. Shares of Series A Common Equivalent Preferred Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Holder thereof, into fully paid and non-assessable shares of Common Stock at the rate of 1,000 shares of Common Stock for each share of Series A Common Equivalent Preferred Stock held by such Holder, subject to adjustment as provided herein (the “Conversion Rate”). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) duly completed. The Notice of Conversion shall specify the number of shares of Series A Common Equivalent Preferred Stock to be converted. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the completed Notice of Conversion is sent by electronic mail or facsimile to, and received during regular business hours by, the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of verifiable mathematical error. Shares of Series A Common Equivalent Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. Shares of Series A Common Equivalent Preferred Stock so converted shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Common Equivalent Preferred Stock as set forth in Section 8(g). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required, and no Holder shall be required to physically surrender any certificate(s) representing the Series A Common Equivalent Preferred Stock to the Company until all shares of Series A Common Equivalent Preferred Stock represented by such certificate(s) have been converted in full, in which case the applicable Holder shall surrender such certificate(s) to the Company for cancellation on the date the final Notice of Conversion is delivered to the Company. Delivery of a Notice of Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Series A Common Equivalent Preferred Stock and issuance of a certificate representing the remaining shares of Series A Common Equivalent Preferred Stock. In accordance with the preceding sentence, upon the written request of the applicable Holder and the surrender of certificate(s) representing Series A Common Equivalent Preferred Stock, the Company shall, within three (3) Trading Days of such request, deliver to such Holder certificate(s) (as specified by such Holder in such request) representing such remaining shares of Series A Common Equivalent Preferred Stock.

b.
Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of the Series A Common Equivalent Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Common Equivalent Preferred Stock, to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by such Holder and its Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, including shares held by any “group” of which such Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth hereinafter, would exceed 4.9% of the total number of shares of Common Stock then issued and outstanding (the “Beneficial Ownership Cap”); provided that the Beneficial Ownership Cap shall not apply to the extent that the Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by such Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, each Holder may rely on the number of outstanding shares of Common Stock as set forth in the Company’s most recent annual report filed with the SEC, or any report filed by the Company with the SEC subsequent thereto, in each case, unless the Company has confirmed to such Holder the number of shares of Common Stock outstanding as provided in the next sentence (in which case such Holder may rely upon such confirmation). Upon the written request of such Holder, the Company shall, within two (2) Trading Days, confirm in writing to such Holder the number of shares of Common Stock then outstanding. Each delivery of a Notice of Conversion by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of shares of Common Stock requested in such Notice of Conversion is permitted under this paragraph. For purposes of this Section 6(b), the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Common Equivalent Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Common Equivalent Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise, exchange or conversion of the unexercised, unexchanged or unconverted portion of any other securities of the Company subject to a limitation on conversion, exchange or exercise analogous to the limitation contained herein (including the Series A Preferred Stock and any other class or series of Preferred Stock and warrants) beneficially owned by such Holder or any of its Affiliates.
c.
Mechanics of Conversion
i.
Delivery of Certificate or Electronic Issuance Upon Conversion. Upon receipt or deemed receipt by the Company of a copy of each Notice of Conversion (and, if required by Section 6(a), any certificate(s) representing the Series A Common Equivalent Preferred Stock), the Company shall promptly send, via electronic mail, a confirmation of receipt of such Notice of Conversion to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation to the Transfer Agent shall constitute an instruction to the Transfer Agent to issue the applicable Conversion Shares in accordance with such

Notice of Conversion. On or before the earlier of the second (2nd) Trading Day or the end of the Standard Settlement Period following the date of receipt or deemed receipt by the Company of the Notice of Conversion (such earlier date, the “Share Delivery Date”), the Transfer Agent shall credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (“DWAC”) system for the number of Conversion Shares to which the Holder shall be entitled. Provided the Holder represents that (i) it is not as of the Conversion Date, and for a period of three (3) months prior to the Conversion Date has not been, an “affiliate” (as such term is used in Rule 144 under the Securities Act) of the Corporation, and (ii) the shares of Series A Common Equivalent Preferred Stock being converted have not been held by such an affiliate within the six (6)-month period immediately preceding the Conversion Date, the Conversion Shares will be freely transferable, and will not contain a legend (or be subject to any stop transfer instructions) restricting the resale or transferability thereof. For the avoidance of doubt, by delivering a Notice of Conversion, a Holder shall be deemed to have made the representations contemplated by the immediately preceding sentence, unless the applicable Holder otherwise indicates in such Notice of Conversion. If the shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Company at any time on or before receipt of such shares, in which event the Company shall promptly return to such Holder any Series A Common Equivalent Preferred Stock certificate delivered to the Company, and such Holder shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Common Equivalent Preferred Stock unsuccessfully tendered for conversion to the Company.
ii.
Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Common Equivalent Preferred Stock and payment of dividends on the Series A Common Equivalent Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account any adjustments pursuant to Section 7 and without regard to the Beneficial Ownership Cap) upon the conversion of all outstanding shares of Series A Common Equivalent Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.
iii.
Obligation Absolute. Subject to Section 6(b) hereof and subject to a Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i), the Company’s obligation to issue and deliver Conversion Shares upon conversion of Series A Common Equivalent Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares.
iv.
Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Common Equivalent Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Company shall round up to the next whole share.
v.
Taxes. The Company shall be responsible for paying, and the issuance of shares of Series A Common Equivalent Preferred Stock and shares of Common Stock upon conversion of the Series A Common Equivalent Preferred Stock, respectively, shall be made without charge to any Holder for, any stamp, court or documentary, intangible, filing or similar taxes that may be payable in respect of the issuance or delivery thereof. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Common Equivalent Preferred Stock, shares of Common Stock or other securities in a name other than the name in which the shares of Series A Common Equivalent Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
vi.
Status as Common Stockholder Upon Conversion. Effective as of the delivery by a Holder of the Notice of Conversion by such Holder by facsimile or electronic mail, as provided herein, subject to Section 6(b) hereof, (A) the shares of Series A Common Equivalent Preferred Stock being converted shall be deemed converted into shares of Common Stock, (B) such Holder shall be deemed the Holder of record of such applicable Conversion Shares, and (C) subject to a Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i), such Holder’s rights as a Holder of such converted shares of Series A Common Equivalent Preferred Stock shall cease and terminate, excepting only the right to receive electronic delivery of such shares (or certificates representing such shares), and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert Series A Common Equivalent Preferred Stock.

Section 7. Certain Adjustments.

a.
Stock Dividends and Stock Splits. If the Company, at any time while the Series A Common Equivalent Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include the issuance by the Company of any shares of Common Stock upon conversion of this Series A Common Equivalent Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of the Company, then the Conversion Rate shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock (or in the event that clause (D) of this Section 7(a) shall apply, shares of reclassified capital stock) outstanding immediately after such event (excluding any treasury shares of the Company) and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive any such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
b.
Fundamental Transaction. If, at any time while the Series A Common Equivalent Preferred Stock are outstanding, (i) the Company, directly or indirectly in one or more related transactions, effects any merger or consolidation of the Company with or into another Person (other than a merger in which the Company is the surviving or continuing entity and its capital stock outstanding immediately prior to the merger or consolidation is not exchanged for or converted into other securities, cash or other property), (ii) the Company, directly or indirectly in one or more related transactions, effects any sale of all or substantially all of its assets in one transaction or a series of related transactions and distributes the proceeds thereof to its stockholders, in each case, pursuant to which the Common Stock is converted into cash, securities or other property, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company, directly or indirectly in one or more related transactions, effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case covered by any of clauses (i) through (iv) of this Section 7(b), a “Fundamental Transaction”), then, upon the effectiveness of such Fundamental Transaction, each Holder of shares of Series A Common Equivalent Preferred Stock shall receive for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to the Beneficial Ownership Cap), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”); provided, however that, in the case of a Reorganization (as defined below), to the extent any securities are issued in exchange for, or otherwise in respect of the outstanding shares of Common Stock, the Series A Common Equivalent Preferred Stock shall remain outstanding and the Company shall make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to the Requisite Holders) to ensure each Holder will thereafter have the right to acquire and receive upon conversion of a share of Series A Common Equivalent Preferred Stock (without regard to the Beneficial Ownership Limitation) the Alternate Consideration with respect to, or in exchange for, the number of Conversion Shares which would have been acquirable or receivable upon the conversion of such share of Series A Common Equivalent Preferred Stock. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each of the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Series A Common Equivalent Preferred Stock in connection with such Fundamental Transaction on the same terms and conditions as given to the holders of Common Stock. To the extent necessary to effectuate the foregoing provisions, the Company shall cause any successor to the Company or surviving entity in such Fundamental Transaction (or any direct or indirect parent entity thereof) to assume in writing all of the obligations of the Company under this Certificate of Designation in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance approved by the Requisite Holders prior to such Fundamental Transaction (such approval not to be unreasonably withheld, conditioned or delayed). The Company shall not have the power to enter into any agreement to which the Company or any of its Affiliates is a party and pursuant to which a Fundamental Transaction is effected unless such agreement shall include terms in compliance with the provisions of this Section 7(b). For purposes hereof, the term “Reorganization” means a Fundamental Transaction in which the holders of the Corporation’s capital stock immediately prior to such Fundamental Transaction (i) hold, immediately following the consummation of such Fundamental Transaction, a majority of the voting capital stock of the Company or, if applicable, the parent company of the Company resulting from such Fundamental Transaction or (ii) continue, immediately following the consummation of such Fundamental Transaction, to have the ability to elect a majority of the board of directors of the Company or, if applicable, the board of directors or comparable governing body of the parent company of the Company resulting from such Fundamental Transaction, in each case, immediately following such Fundamental Transaction.
c.
Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/1000th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.
d.
Notice to the Holders.
i.
Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
ii.
Notice to Allow Conversion by Holder. If the Company delivers notice to the holders of Common Stock, or makes a public announcement or public disclosure, with respect to (A) a dividend (or any other distribution in whatever form) on the Common Stock, (B) a redemption of the Common Stock, (C) the authorization or the granting to holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) an annual or special meeting of stockholders or the solicitation of written consents, (E) the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company or any Fundamental Transaction, then, in each case, the Company shall deliver a copy of such notice to each

Holder at its last address as it shall appear upon the stock books of the Company, at the same time as such notice is delivered to the holders of Common Stock or, in the case of a public announcement or public disclosure, on the same date as such announcement or disclosure; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8. Miscellaneous.

a.
Notice. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including any Notice of Conversion, shall be in writing and delivered personally, by electronic mail (to ), or sent by a nationally recognized overnight courier service, addressed to the Company, at its principal place of business, to the attention of Senior Vice President, Finance, or such other electronic mail address or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by confirmed electronic mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail address, or address of such Holder appearing on the books of the Company, or if no such electronic mail address or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time and date of transmission, if such notice or communication is delivered via electronic mail to the e-mail address specified in this Section 8(a), (ii) the first Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) otherwise upon actual receipt by the party to whom such notice is required to be given.
b.
Lost or Mutilated Series A Common Equivalent Preferred Stock Certificate. If a Holder’s Series A Common Equivalent Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Common Equivalent Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Company and, in each case, customary and reasonable indemnity, if requested.
c.
Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holder. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein (other than Section 6(b), which cannot be waived by the Holders) and any right of the Holders of Series A Common Equivalent Preferred Stock granted hereunder may be waived as to all shares of Series A Common Equivalent Preferred

Stock (and the Holders thereof) upon the affirmative vote or written consent of the Requisite Holders, and, if a higher percentage of the holders of Series A Common Equivalent Preferred Stock is required by the DGCL, the affirmative consent or written consent of the Holders of not less than such higher percentage shall be required.
d.
Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
e.
Next Business Day. Whenever any payment hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
f.
Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
g.
Status of Converted Series A Common Equivalent Preferred Stock. If any shares of Series A Common Equivalent Preferred Stock shall have been converted into shares of Common Stock or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Common Equivalent Preferred Stock.
h.
Determinations Made by Accountants. In the case of an inability of the Company and the Requisite Holders to reach a mutual agreement as to any arithmetic calculation hereunder, the Company or the Requisite Holders shall submit to the other their arithmetic calculations via electronic transmission within two (2) Trading Days of receipt, or deemed receipt, of any notice or other event giving rise to such dispute, as the case may be. If such Holder(s) and the Company are unable to agree upon such calculation within two (2) Trading Days after the submission of such disputed calculation, then the Company shall, within two (2) Trading Days thereafter, submit via electronic transmission the disputed arithmetic calculation, to an independent, reputable registered public accounting firm selected by the Company and approved by such Holder(s), which approval shall not be unreasonably withheld, conditioned or delayed. The accountants shall perform the determinations or calculations and notify the Company and such Holder(s) of the results no later than five (5) Trading Days from the time it receives from the Company and such Holder(s) their respective calculations. Such accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding the foregoing, in the event of an inability of the Company and a Holder submitting a Notice of Conversion to reach a mutual determination as to the Conversion Rate applicable to the shares of Series A Common Equivalent Preferred Stock subject to conversion as contemplated by such Notice of Conversion, if requested by such Holder, the Company shall issue to such Holder the Conversion Shares, if any, that are not in dispute in accordance with the terms hereof. For the avoidance of doubt, any determinations made by the accountants, as the case may be, pursuant to this Section 8(h) shall be deemed to be “facts ascertainable” outside of this Certificate of Designation within the meaning of Sections

102(d) and 151(a) of the DGCL and shall not be deemed to be a determination in or relating to arbitration or made by an arbitrator.
i.
Benefit of Holders. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.
j.
Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (a) all references to Sections are to Sections contained in this Certificate of Designation, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Certificate of Designation in its entirety, and (d) the use of the word “including” in this Certificate of Designation shall be by way of example rather than limitation.

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RESOLVED, FURTHER, that the officers of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this day of January 25, 2022.

By: /s/ Drew Spaventa

Name: Drew Spaventa

Title: Chief Executive Officer

ANNEX A

Conversion Notice

(To be executed by the Registered Holder in order to convert shares of Series A Common Equivalent Preferred Stock)

Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Series A Common Stock Equivalent Convertible Preferred Stock (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Common Stock Equivalent Convertible Preferred Stock, par value $0.0001 per share (the “Series A Common Equivalent Preferred Stock”), of Singular Genomics Systems, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, by shares of Series A Common Equivalent Preferred Stock as specified below as of the date specified below.

Date of Conversion:

Number of shares of Series A Common Equivalent Preferred Stock to be converted:

Please confirm the following information:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Designation as follows:

Issue to:

E-mail:

DTC Participant Number and Name:

Account Number: